UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Main Street Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800
Houston, Texas 77056
April 24, 2009
Dear Stockholder:
     You are cordially invited to attend this year’s Annual Meeting of Stockholders of Main Street Capital Corporation, which will be held on June 11, 2009, at 1330 Post Oak Boulevard, First Floor Auditorium, Houston, Texas, commencing at 9:00 AM, local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.
     If your shares are held in book-entry form on the records of American Stock Transfer & Trust Company, our transfer agent and registrar, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the Internet.
     Thank you for your support of our company.

Sincerely yours, VINCENT D. FOSTER Chairman of the Board and Chief Executive Officer
YOUR VOTE IS IMPORTANT.
Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 11, 2009.
     Our proxy statement and annual report on Form 10-K for the year ended December 31, 2008 are available on the Internet at http://mainstcapital.com under the “Proxy and Annual Report” section of our web site.
     The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:
•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800
Houston, Texas 77056

Notice of 2009 Annual Meeting of Stockholders

     The 2009 Annual Meeting of the Stockholders of Main Street Capital Corporation, a Maryland corporation, will be held at 1330 Post Oak Boulevard, First Floor Auditorium, Houston, Texas, on Thursday, June 11, 2009, at 9:00 AM local time, in order to:
(1)	elect our directors for a term of one year;

(2)	approve a proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share;

(3)	ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(4)	transact such other business as may properly come before the meeting or any adjournment thereof.
     If you were a stockholder as of the close of business on April 15, 2009, you are entitled to vote at the meeting and at any adjournment thereof.
     Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you plan to attend the meeting and wish to vote or change your vote there, please review the instructions set forth in the accompanying proxy statement under the caption “Voting Information.”
     We have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, with this notice and proxy statement.

By Order of the Board of Directors, JASON B. BEAUVAIS Secretary

Dated: April 24, 2009

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Page

GENERAL INFORMATION	1
VOTING INFORMATION	1
Record Date and Who May Vote	1
How to Vote	1
How to Revoke or Change Your Vote	2
Quorum	2
Proposals to Be Voted on; Vote Required; and How Votes Are Counted	2
Confidential Voting	3
ELECTION OF DIRECTORS (ITEM 1)	4
CORPORATE GOVERNANCE	7
Director Independence	7
Communications with the Board	7
Lead Director	7
Board of Directors and its Committees	8
Compensation Committee Interlocks and Insider Participation	8
Director Nomination Process	9
COMPENSATION OF DIRECTORS	10
Director Compensation Table	10
EXECUTIVE OFFICERS	11
COMPENSATION DISCUSSION AND ANALYSIS	12
Compensation Philosophy and Objectives	12
Assessment of Market Data	13
Assessment of Company Performance	13
Executive Compensation Components	13
Employment Agreements	15
Change in Control and Severance	16
Tax Deductibility of Compensation	17
2008 Compensation Determination	17
COMPENSATION COMMITTEE REPORT	20
COMPENSATION OF EXECUTIVE OFFICERS	21
Summary Compensation Table	21
Grants of Plan-Based Awards	22
Outstanding Equity Awards at Fiscal Year-End	22
Potential Payments upon Termination or Change in Control	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
AUDIT COMMITTEE REPORT	26
APPROVAL TO AUTHORIZE THE SALE OF COMMON STOCK, WITH APPROVAL OF OUR BOARD OF DIRECTORS, DURING THE NEXT YEAR AT A PRICE BELOW NET ASSET VALUE PER SHARE (ITEM 2)	27
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2009 (ITEM 3)	31

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Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800
Houston, Texas 77056

PROXY STATEMENT
2009 Annual Meeting of Stockholders

GENERAL INFORMATION
     We are mailing this proxy statement and accompanying proxy card to our stockholders beginning on April 24, 2009. Our Board of Directors is soliciting your proxy to vote your shares at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 11, 2009 at 1330 Post Oak Boulevard, First Floor Auditorium, Houston, Texas, at 9:00 AM local time. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged Laurel Hill Advisory Group LLC to assist in the solicitation for a fee that will not exceed $6,500, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses.
VOTING INFORMATION
Record Date and Who May Vote
     Our Board of Directors selected April 15, 2009 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, American Stock Transfer and Trust Company, on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.
     On the Record Date, 9,041,939 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
     For shares held of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by completing the enclosed proxy card and returning it in the enclosed U.S. postage-prepaid envelope, or by calling a toll-free telephone number or using the Internet as further described in the enclosed proxy card. In either case, telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.
     By giving us your proxy, you will be directing us on how to vote your shares at the Annual Meeting. Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the Annual Meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.
     If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to routine matters, such as the election of our directors and the ratification of our appointment of our independent registered public accounting firm. For all other matters, the broker or nominee that holds your shares will need to obtain your authorization to vote those shares and has enclosed a voting instruction form with this proxy statement. In either case, they will vote your shares as you direct on their voting instruction form. You can vote by completing the enclosed voting instruction form and returning it in the enclosed U.S. postage-prepaid envelope. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should refer to the instructions provided in the enclosed voting instruction form for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.
     You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.
How to Revoke or Change Your Vote
     For shares held of record, you may revoke a proxy or change your vote at any time before it is exercised by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the Annual Meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.
     For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.
Quorum
     The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.
Proposals to Be Voted on; Vote Required; and How Votes Are Counted
     We are asking you to vote on the following:
•	the election of all the members of our Board of Directors;

•	the proposal to authorize us, with approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share; and

•	the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009.
     Election of Directors. The affirmative vote, in person or by proxy, of a plurality of all the votes cast at the Annual Meeting is sufficient to elect a director. Each share may be voted for each of the six director nominees. Abstentions will have no effect on the outcome of the vote on this item.
     Approval to Authorize the Sale of Common Stock, with Approval of our Board of Directors, During the Next Twelve Months at a Price Below Net Asset Value Per Share. Under the Investment Company Act of 1940, or the 1940 Act, the affirmative vote of (1) the holders of a majority of the shares of stock outstanding and entitled to vote at the Annual Meeting; and (2) the holders of a majority of the shares of stock outstanding and entitled to vote at the Annual Meeting that are not held by affiliated persons of our company (as such term is defined in the 1940 Act) is required to approve this proposal. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (A) 67% or more of the voting securities of a company present at a meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (B) 50% of the outstanding voting securities of such company, whichever is less. Abstentions and broker non-votes will have the effect of votes against this proposal.
     Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.
     We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.
Confidential Voting
     All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:
•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS
(ITEM 1)
     Pursuant to our articles of incorporation, each member of our Board of Directors serves a one-year term, until the annual meeting of stockholders and until his respective successor is duly qualified and elected. Currently, our Board of Directors has six members.
     The term of office of all directors will expire at this year’s Annual Meeting. On the nomination of our Board of Directors, Messrs. Michael Appling Jr., Joseph E. Canon, Arthur L. French, William D. Gutermuth, Vincent D. Foster and Todd A. Reppert will stand for reelection as directors at the Annual Meeting for a term of one year.
     Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.
     Set forth below is certain information (ages are as of April 30, 2009) with respect to the nominees for election as directors. Certain of our directors who are also our officers may serve as directors of, or on the boards of, certain of our portfolio companies. The business address of each nominee listed below is 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
Nominees

		Director
Name and Principal Occupation	Age	Since

Independent Directors

Michael Appling, Jr.	42	2007
     Mr. Appling is the President and Chief Executive Officer of TNT Crane & Rigging Inc., a privately held full service crane and rigging operator. From July 2002 through August 2007, he was the Executive Vice President and Chief Financial Officer of XServ, Inc., a large private equity-funded, international industrial services and rental company. Mr. Appling has also held the position of CEO and President for United Scaffolding, Inc., an XServ, Inc. operating subsidiary. In February 2007, XServ, Inc. was sold to The Brock Group, a private industrial services company headquartered in Texas. From March 2000 to June 2002, Mr. Appling served as the Chief Financial Officer of CheMatch.com, an online commodities trading forum, ChemConnect, Inc., a venture-backed independent trading exchange, acquired CheMatch.com in January 2002. From June 1999 to March 2000, Mr. Appling was Vice President and Chief Financial Officer of American Eco Corporation, a publicly traded, international fabrication, construction and maintenance provider to the energy, pulp and paper and power industries. Mr. Appling worked for ITEQ, Inc., a publicly traded, international fabrication and services company, from September 1997 to May 1999, first as a Director of Corporate Development and then as Vice President, Finance and Accounting. From July 1991 to September 1997, Mr. Appling worked at Arthur Andersen LLP, where he practiced as a certified public accountant.

Joseph E. Canon	67	2007
     Since 1982, Mr. Canon has been the Executive Vice President and Executive Director, and a member of the Board of Directors, of Dodge Jones Foundation, a private charitable foundation located in Abilene, Texas. Prior to 1982, Mr. Canon was an Executive Vice President of the First National Bank of Abilene. From 1974 to 1982, he was the Vice President and Trust Officer with the First National Bank of Abilene. Mr. Canon currently serves on the Board of Directors of First Financial Bankshares, Inc. (NASDAQ-GM:FFIN), a financial holding company headquartered in Abilene, Texas.

		Director
Name and Principal Occupation	Age	Since
     Mr. Canon also serves on the Board of Directors for several bank and trust/asset management subsidiaries of First Financial Bankshares, Inc. He has also served on the Board of Directors of various other organizations including the Abilene Convention and Visitors Bureau, Abilene Chamber of Commerce, Conference of Southwest Foundations, City of Abilene Tax Increment District, West Central Texas Municipal Water District and the John G. and Marie Stella Kenedy Memorial Foundation.

Arthur L. French	68	2007
     From September 2003 through March 2007, Mr. French was a member of the Advisory Board of Main Street Capital Partners, LLC and a limited partner of Main Street Mezzanine Fund, LP (both of which are now subsidiaries of Main Street). Mr. French began his private investment activities in January 2000; he has served as a director of FabTech Industries, a steel fabricator, since November 2000, and as a director of Rawson, Inc., a distributor of industrial instrumentation products, since May 2003. Mr. French served as Chairman and Chief Executive Officer of Metals USA Inc. from 1996-1999, where he managed the process of founders acquisition, assembled the management team and took the company through a successful IPO in July 1997. From 1989-1996, he served as Executive Vice President and Director of Keystone International, Inc. After serving as a helicopter pilot in the United States Army, Captain-Corps of Engineers from 1963-1966, Mr. French began his career as a Sales Engineer for Fisher Controls International, Inc., in 1966. During his 23-year career at Fisher Controls, from 1966-1989, Mr. French held various titles, and ended his career at Fisher Controls as President and Chief Operating Officer.

William D. Gutermuth	57	2007
     Since 1986, Mr. Gutermuth has been a partner in the law firm of Bracewell & Giuliani LLP, specializing in the practice of corporate and securities law. From 1999 until 2005, Mr. Gutermuth was the Chair of Bracewell & Giuliani’s Corporate and Securities Section. Mr. Gutermuth is a published author and frequent lecturer on topics relating to corporate governance and enterprise risk management. He has been recognized by independent evaluation organizations as “One of the Best Lawyers in America-Corporate M&A and Securities Law” and as a Texas “Super Lawyer”. In addition, Mr. Gutermuth serves as a director of the Texas TriCities Chapter of the National Association of Corporate Directors.

Interested Directors

Messrs. Foster and Reppert are interested persons, as defined in the 1940 Act, due to their positions as officers of Main Street.

Vincent D. Foster	52	2007
     Vincent D. Foster is the Chairman of our Board of Directors and our Chief Executive Officer as well as a member of our investment committee. Since 2002, Mr. Foster has been a senior managing director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC (both of which are now subsidiaries of Main Street). He has also been the senior managing director of the general partner for Main Street Capital II, LP, a small business investment company he co-founded, since January 2006. From 2000 to 2002, Mr. Foster was the senior managing director of the predecessor entity of Main Street Mezzanine Fund. Prior to that, Mr. Foster co-founded Main Street Merchant Partners, a merchant-banking firm. He has served as director of U.S. Concrete, Inc. (NASDAQ-GM: RMIX) since 1999. He also serves as a director of Quanta Services, Inc. (NYSE:PWR), an electrical and telecommunications contracting company, Carriage Services, Inc. (NYSE: CSV), a death-care company, and Team, Inc. (NASDAQ-GS: TISI), a provider of specialty industrial services. In addition, Mr. Foster serves as a director, officer and founder of the Texas TriCities Chapter of the National Association of Corporate Directors. Prior to his private investment activities, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP from 1988-1997. Mr. Foster was the director of Andersen’s Corporate Finance and Mergers and Acquisitions practice for the Southwest United States and specialized in working with companies involved in consolidating industries.

		Director
Name and Principal Occupation	Age	Since

Todd A. Reppert	39	2007
     Todd A. Reppert is our President and Chief Financial Officer and is a member of our investment committee. Since 2002, he has been a senior managing director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC (both of which are now subsidiaries of Main Street). Mr. Reppert has been a senior managing director of the general partner for Main Street Capital II, LP, a small business investment company he co-founded, since January 2006. From 2000 to 2002, Mr. Reppert was a senior managing director of the predecessor entity of Main Street Mezzanine Fund. Prior to that, he was a principal of Sterling City Capital, LLC, a private investment group focused on small to middle-market companies. Prior to joining Sterling City Capital in 1997, Mr. Reppert was with Arthur Andersen LLP. At Arthur Andersen LLP, he assisted in several industry consolidation initiatives, as well as numerous corporate finance and merger/acquisition initiatives.

     The affirmative vote, in person or by proxy, of a plurality of all the votes cast at the Annual Meeting is sufficient to elect a director. Each share may be voted for each of the six director nominees. Abstentions will have no effect on the outcome of the vote on this item.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE NOMINEES
NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE
     We maintain a corporate governance section on our Web site which contains copies of the charters for the committees of our Board of Directors. The corporate governance section may be found at http://mainstcapital.com under “Governance” in the “Investor Relations” section of our Web site. The corporate governance section contains the following documents, which are available in print to any stockholder who requests a copy in writing to Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., Suite 800, Houston, Texas 77056:
Audit Committee Charter
Nominating and Corporate Governance Committee Charter
Compensation Committee Charter
     In addition, our Code of Business Conduct and Ethics may be found at http://mainstcapital.com under “Governance” in the “Investor Relations” section of our Web site and is available in print to any stockholder who requests a copy in writing.
Director Independence
     Our Board of Directors consists of six members, four of whom are classified under applicable listing standards of the Nasdaq Stock Market as “independent” directors and under Section 2(a)(19) of the 1940 Act as not “interested persons.” Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent:
Michael Appling Jr.
Joseph E. Canon
Arthur L. French
William D. Gutermuth
     Our Board of Directors considered the following relationships in evaluating our directors’ independence under the applicable listing standards of the Nasdaq Stock Market. Both Messrs. Canon and French had previously been limited partners in Main Street Mezzanine Fund, LP, and Mr. French had previously served on the Advisory Board of Main Street Capital Partners, LLC, one of our wholly owned subsidiaries and the investment advisor to Main Street Mezzanine Fund, LP. Our Board of Directors determined that those prior relationships would not impact the ability of either Mr. Canon or Mr. French to exercise independent judgment and do not impair the independence of either of them.
Communications with the Board
     Stockholders or other interested persons may send written communications to the members of our Board of Directors, addressed to Board of Directors, c/o Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., Suite 800, Houston, Texas 77056. All communications received in this manner will be delivered to one or more members of our Board of Directors.
Lead Director
     Our Board of Directors approved the designation of Arthur L. French as lead director to preside at all executive sessions of non-management directors. In the lead director’s absence, the remaining non-management directors may appoint a presiding director by majority vote. The non-management directors meet in executive session without management on a regular basis. Stockholders or other interested persons may send written communications to Arthur L. French, addressed to Lead Director, c/o Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., Suite 800, Houston, Texas 77056.

Board of Directors and its Committees
     Board of Directors. Our Board of Directors met six times and acted by unanimous written consent eight times during 2008. All directors attended 100% of the meetings of the Board of Directors and of the committees on which they served during 2008. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each Annual Meeting of Stockholders.
     Committees. Our Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of those committees is comprised entirely of independent directors and has a written charter approved by our Board of Directors. The current members of the committees are identified in the following table.

Board Committees
Nominating
and Corporate
Director	Audit	Compensation	Governance
Michael Appling Jr.	Chair		☑
Joseph E. Canon	☑	☑	Chair
Arthur L. French	☑	Chair
William D. Gutermuth		☑	☑
     Audit Committee. During the year ended December 31, 2008, the Audit Committee met five times and acted by unanimous written consent once. The Audit Committee is responsible for selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (as well as the compensation for those services), reviewing the independence of our independent accountants and reviewing the adequacy of our internal control over financial reporting. In addition, the Audit Committee is responsible for assisting our Board of Directors, in connection with its review and approval of the determination of the fair value of our debt and equity securities that are not publicly traded or for which current market values are not readily available. Our Board of Directors has determined that Mr. Appling is an “Audit Committee financial expert” as defined by the Securities and Exchange Commission, or SEC, and an independent director. Messrs. Canon and French are the other members of the Audit Committee. For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.
     Compensation Committee. During the year ended December 31, 2008, the Compensation Committee met five times and acted by unanimous written consent once. The Compensation Committee determines the compensation for our executive officers and the amount of salary, bonus and stock-based compensation to be included in the compensation package for each of our executive officers. The actions of the Compensation Committee are generally reviewed and ratified by the entire Board of Directors, excluding the employee directors. The members of the Compensation Committee are Messrs. Canon, French and Gutermuth.
     Nominating and Corporate Governance Committee. During the year ended December 31, 2008, the Nominating and Corporate Governance Committee met five times. The Nominating and Corporate Governance Committee is responsible for determining criteria for service on our Board of Directors, identifying, researching and recommending to the Board of Directors director nominees for election by our stockholders, selecting nominees to fill vacancies on our Board of Directors or a committee of the Board, developing and recommending to our Board of Directors any amendments to our corporate governance principles and overseeing the self-evaluation of our Board of Directors and its committees and evaluations of our management. The members of the Nominating and Corporate Governance Committee are Messrs. Appling, Canon and Gutermuth.
Compensation Committee Interlocks and Insider Participation
     Each member of the Compensation Committee is independent for purposes of the applicable listing standards of the Nasdaq Stock Market. No member of the Compensation Committee (1) was, during the year ended December 31, 2008, or had previously been, an officer or employee of Main Street or any of its subsidiaries or (2) had any material interest in a transaction of Main Street or any of its subsidiaries or a business relationship with, or any indebtedness to, Main Street or any of its subsidiaries. No interlocking relationship existed during the year ended December 31, 2008 between any member of the Board of Directors or the Compensation Committee and an executive officer of Main Street.
Director Nomination Process
     Our Nominating and Corporate Governance Committee has determined that a candidate for election to our Board of Directors must satisfy our general criteria. Each candidate must:
•	be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of our company and be diligent in fulfilling the responsibilities of a member of our Board of Directors and a member of any committee thereof (including: developing and maintaining sufficient knowledge of our company and the specialty finance industry in general; reviewing and analyzing reports and other information important to responsibilities of the Board of Directors and any committee of our Board of Directors; preparing for, attending and participating in meetings of our Board of Directors and meetings of any committee of our Board of Directors; and satisfying appropriate orientation and continuing education guidelines); and

•	have the capacity and desire to represent the balanced, best interests of our stockholders as a whole and not primarily a special interest group or constituency.
     The Nominating and Corporate Governance Committee seeks to identify potential director candidates who will strengthen the Board of Directors and will contribute to the overall mix of specific criteria identified above. This process includes establishing procedures for soliciting and reviewing potential nominees from directors and for advising those who suggest nominees of the outcome of such review. The Nominating and Corporate Governance Committee also has the authority to retain and terminate any search firm used to identify director candidates.
     Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our by-laws and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to our company for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age and address; class, series and number of any shares of our stock beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the nominee is an “interested person” of our company, as defined in 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. See “Stockholders’ Proposals” in this proxy statement and our by-laws for other requirements of stockholder proposals.
     The Nominating and Corporate Governance Committee will consider candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The Nominating and Corporate Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on our Board of Directors. Although the Nominating and Corporate Governance Committee will consider candidates identified by stockholders, the Nominating and Corporate Governance Committee may determine not to recommend those candidates to our Board of Directors, and our Board of Directors may determine not to nominate any candidates recommended by the Nominating and Corporate Governance Committee. None of the director nominees named in this proxy statement were nominated by stockholders.

COMPENSATION OF DIRECTORS
     The following table sets forth the compensation that we paid during the year ended December 31, 2008 to our directors. Directors who are also employees of Main Street or of its subsidiaries do not receive compensation for their services as directors.
Director Compensation Table

	Fees Earned or	Stock Awards	All Other
Name	Paid in Cash	(1)(2)	Compensation (3)	Total
Michael Appling Jr.	$40,000	$45,000	$1,838	$86,838
Joseph E. Canon	35,000	45,000	1,838	81,838
Arthur L. French	35,000	45,000	1,838	81,838
William D. Gutermuth	30,000	45,000	1,838	76,838

(1)	These amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of awards granted in 2008 as well as prior fiscal years, if any, as determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note M to the audited consolidated financial statements included in the annual report accompanying this proxy statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.

(2)	Each of our non-employee directors received an award of 5,000 restricted shares under the Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan on July 1, 2008. 2,500 restricted shares of each grant vested 100% immediately on the grant date for service on the Board over the past year, and 2,500 restricted shares of each grant will vest 100% on June 10, 2009, provided that the grantee has been in continuous service as a member of the Board of Directors through such date. The grant date fair value of each non-employee director’s award of restricted stock granted in 2008 was $60,000 based on the $12.00 closing price of our common stock on the Nasdaq Global Select Market on July 1, 2008. Each non-employee director had 2,500 unvested shares of restricted stock outstanding as of December 31, 2008.

(3)	These amounts reflect the dollar value of dividends paid on unvested restricted stock awards in 2008.
     The compensation for non-employee directors for 2008 was comprised of cash compensation paid to or earned by directors in connection with their service as a director. That cash compensation consisted of an annual retainer of $30,000. Non-employee directors will not receive fees based on meetings attended absent circumstances that require an exceptionally high number of meetings within an annual period. We also reimburse our non-employee directors for all reasonable expenses incurred in connection with their service on our Board. The chairs of our Board committees receive additional annual retainers as follows:
•	the chair of the Audit Committee: $10,000; and

•	the chair of each of the Compensation and Nominating and Corporate Governance committees: $5,000.
     Our 2008 Non-Employee Director Restricted Stock Plan provides a means through which we may attract and retain qualified non-employee directors to enter into and remain in service on our Board of Directors. Under our 2008 Non-Employee Director Restricted Stock Plan, at the beginning of each one-year term of service on our Board of Directors, each non-employee director will receive a number of shares equivalent to $30,000 worth of shares based on the market value at the close of the exchange on the date of grant. Forfeiture provisions will lapse as to an entire award at the end of the one-year term.

EXECUTIVE OFFICERS
     Our executive officers serve at the discretion of our Board of Directors. The following persons serve as our executive officers in the following capacities (ages are as of April 30, 2009):

Name	Age	Position(s) Held
Vincent D. Foster	52	Chairman of the Board and Chief Executive Officer
Todd A. Reppert	39	Director, President and Chief Financial Officer
Rodger A. Stout	57	Chief Compliance Officer, Senior Vice President — Finance and Administration and Treasurer
Jason B. Beauvais	34	Vice President, General Counsel and Secretary
Michael S. Galvan	40	Vice President and Chief Accounting Officer
Curtis L. Hartman	36	Senior Vice President
Dwayne L. Hyzak	36	Senior Vice President
David L. Magdol	38	Senior Vice President
     For more information on Mr. Foster, Chairman of the Board and Chief Executive Officer, and Mr. Reppert, Director, President and Chief Financial Officer, see their biographical information under “Election of Directors” above.
     Rodger A. Stout serves as our Chief Compliance Officer, Senior Vice President—Finance and Administration and Treasurer. Mr. Stout has been the chief financial officer of Main Street Mezzanine Management, LLC, Main Street Capital Partners, LLC and the general partner of Main Street Capital II, LP since 2006. From 2000 to 2006, Mr. Stout was senior vice president and chief financial officer for FabTech Industries, Inc., a consolidation of nine steel fabricators. From 1985 to 2000, he was a senior financial executive for Jerold B. Katz Interests. He held numerous positions over his 15-year tenure with this national scope financial services conglomerate. Those positions included director, executive vice president, senior financial officer and investment officer. Prior to 1985, Mr. Stout was an international tax executive in the oil and gas service industry.
     Jason B. Beauvais serves as our Vice President, General Counsel and Secretary. Prior to joining us in June 2008, Mr. Beauvais was an attorney with Occidental Petroleum Corporation, an international oil and gas exploration and production company, since August 2006. From October 2002 to August 2006, he was an associate in the Corporate and Securities section of Baker Botts L.L.P., where he primarily counseled companies in public issuances and private placements of debt and equity and handled a wide range of general corporate and securities matters as well as mergers and acquisitions. Mr. Beauvais has been licensed to practice law in Texas since 2002.
     Michael S. Galvan serves as our Vice President and Chief Accounting Officer. Prior to joining us in February 2008, Mr. Galvan was senior manager of financial operations with Direct Energy, a retail gas and electricity service provider since October 2006. From September 2005 to October 2006, he was a senior audit manager with Malone & Bailey, PC, where he managed and coordinated audits of publicly traded companies and other companies. From March 2003 to September 2005, Mr. Galvan was Director of Bankruptcy Coordination at Enron Corporation. Prior to March 2003, he served in other executive positions at various Enron affiliates.
     Curtis L. Hartman serves as one of our Senior Vice Presidents. Mr. Hartman has been a managing director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC since 2002 and a managing director of the general partner for Main Street Capital II, LP since January 2006. From 2000 to 2002, he was a director of the predecessor entity of Main Street Mezzanine Fund. From 1999 to 2000, Mr. Hartman was an investment adviser for Sterling City Capital, LLC. Concurrently with joining Sterling City Capital, he joined United Glass Corporation, a Sterling City Capital portfolio company, as director of corporate development. Prior to joining Sterling City Capital, Mr. Hartman was a manager with PricewaterhouseCoopers LLP, in its M&A/Transaction Services group. Prior to that, he was employed as a senior auditor by Deloitte & Touche LLP.
     Dwayne L. Hyzak serves as one of our Senior Vice Presidents and is a member of our investment committee. Mr. Hyzak has been a managing director of Main Street Mezzanine Management LLC and Main Street Capital Partners, LLC since 2002. He has also been a managing director of the general partner for Main Street Capital II, LP since January 2006. From 2000 to 2002, Mr. Hyzak was a director of integration with Quanta Services, Inc. (NYSE:

PWR), an electrical and telecommunications contracting company, where he was principally focused on the company’s mergers and acquisitions and corporate finance activities. Prior to joining Quanta Services, Inc., he was a manager with Arthur Andersen LLP in its Transaction Advisory Services group.
     David L. Magdol serves as one of our Senior Vice Presidents. Mr. Magdol has been a managing director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC since 2002 and a managing director of the general partner for Main Street Capital II, LP since January 2006. From 2000 to 2002, Mr. Magdol was a vice president in the Investment Banking Group of Lazard Freres & Co. LLC. From 1996 to 2000, Mr. Magdol served as a vice president of McMullen Group, a private equity investment firm capitalized by Dr. John J. McMullen. From 1993 to 1995, Mr. Magdol worked in the Structured Finance Services Group of Chemical Bank as a management associate.
COMPENSATION DISCUSSION AND ANALYSIS
          The following Compensation Discussion and Analysis, or CD&A, provides information relating to the 2008 compensation of Main Street’s Chief Executive Officer, President and Chief Financial Officer and four other most highly compensated executive officers during 2008. Those six individuals are referred to in this CD&A as the Named Executive Officers, or NEOs.
Compensation Philosophy and Objectives
          The Main Street compensation system was developed by the Compensation Committee and approved by all Independent Directors. The system is designed to attract and retain key executives, motivate them to achieve the company’s short-term and long-term objectives, reward them for superior performance and align their interests with those of the company’s stockholders. Significant elements of the compensation arrangements with the NEOs (other than the Chief Executive Officer) are set forth in separate employment agreements Main Street entered into with them in connection with the company’s initial public offering. Main Street’s Chief Executive Officer, who has signed a non-compete agreement, serves at the discretion of the Board of Directors. The structure of those employment agreements and Main Street’s incentive compensation programs are designed to encourage and reward the following, among other things:
•	superior risk-adjusted returns on the company’s investment portfolio;

•	management team development;

•	maintenance of liquidity and capital flexibility to accomplish the company’s business objectives; and

•	strength in income and capital gains to support and grow the company’s dividend payments.
          Subject to the provisions of the employment agreements with the NEOs described below, the Compensation Committee has the primary authority to establish compensation for the NEOs and other key employees and administers all executive compensation arrangements and policies. Main Street’s Chief Executive Officer assists the Compensation Committee by providing annual recommendations regarding the compensation of NEOs and other key employees, excluding himself. The Compensation Committee can exercise its discretion in modifying or accepting those recommendations. The Chief Executive Officer routinely attends Compensation Committee meetings. However, the Compensation Committee also meets in executive session without the Chief Executive Officer or other members of management present when discussing the Chief Executive Officer’s compensation and on certain other occasions.
          The Compensation Committee takes into account competitive market practices with respect to the salaries and total direct compensation of the NEOs. Members of the Compensation Committee consider market practices by reviewing proxy statements or similar information made available by other internally managed business development companies, or BDCs, under the 1940 Act. The Compensation Committee also has the authority to utilize compensation consultants to better understand competitive pay practices. In this regard, the Compensation Committee engaged a compensation consultant in late 2008 to study the level and structure of compensation paid to our NEOs as compared to other internally managed business development companies, private equity firms and specialty finance companies (both public and private). The Compensation Committee is considering the findings of the compensation consultant but does not currently expect any material changes to the compensation program for our NEOs.
Assessment of Market Data
          To assess the competitiveness of executive compensation levels, the Compensation Committee analyzes a comparative group of BDCs and reviews their competitive performance and compensation levels. This analysis centers around key elements of compensation practices within the BDC industry in general and, more specifically, compensation practices at internally managed BDCs reasonably comparable in asset size, typical investment size and type, market capitalization and general business scope to the company. Since there are relatively few internally managed BDCs, and because of Main Street’s relatively small asset size and market capitalization in comparison to many BDCs, the Compensation Committee includes certain internally managed BDCs in Main Street’s peer group that are substantially larger than the company. The peer group consists of the following companies: American Capital Strategies, Ltd., Allied Capital Corporation, Hercules Technology Growth Capital, Inc., Kohlberg Capital Corporation, MCG Capital Corporation, Patriot Capital Funding, Inc., Harris & Harris Group, Inc. and Triangle Capital Corporation.
          Items reviewed include, but are not necessarily limited to, base compensation, bonus compensation, equity option awards, restricted stock awards, and other compensation as detailed in the respective proxies, research analysts’ reports and other publicly available information. In addition to actual levels of compensation, the Compensation Committee also analyzes the approach other BDCs are taking with regard to their compensation practices. Such items include, but are not necessarily limited to, the use of employment agreements for certain employees, a mix of cash and equity compensation, the use of third party compensation consultants and certain corporate and executive performance measures established to achieve long-term total return for stockholders. Although each of the peer companies is not precisely comparable in size, scope and operations to the company, the Compensation Committee believes that they are the most relevant comparable companies available with disclosed executive compensation data, and provide a good representation of competitive compensation levels for the company’s executives.
Assessment of Company Performance
          The Compensation Committee believes that consistent financial performance coupled with reasonable, long-term stockholders’ returns and proportional employee compensation are essential components for Main Street’s long-term business success. Main Street typically makes three to seven year investments in lower middle-market companies. The company’s business plan involves taking on investment risk over an extended period of time, and a premium is placed on the ability to maintain stability of net asset values and continuity of earnings to pass through to stockholders in the form of recurring dividends. Main Street’s strategy is to generate current income from debt investments and to realize capital gains from equity-related investments. This income supports the payment of dividends to stockholders. The recurring payment of dividends requires a methodical investment acquisition approach and active monitoring and management of the investment portfolio over time. A meaningful part of the company’s employee base is dedicated to the maintenance of asset values and expansion of this recurring income to support and grow dividends. The Compensation Committee believes that stability with regard to the management team is important in achieving successful implementation of the company’s strategy.
Executive Compensation Components
          For 2008, the components of Main Street’s direct compensation program for NEOs include:
•	base salary;

•	annual cash bonuses;

•	long-term compensation pursuant to the 2008 Equity Incentive Plan; and

•	other benefits.
          The Compensation Committee designs each NEO’s direct compensation package to appropriately reward the NEO for his contribution to the company. The judgment and experience of the Compensation Committee are weighed with performance metrics and consultation with the Chief Executive Officer to determine the appropriate mix of compensation for each individual. Cash compensation consisting of base salary and discretionary bonuses tied to achievement of individual performance goals reviewed and approved by the Compensation Committee is intended to motivate NEOs to remain with the company and work to achieve its business objectives. Stock-based compensation is awarded based on performance expectations reviewed and approved by the Compensation Committee for each NEO. The blend of short-term and long-term compensation may be adjusted from time to time to balance the Compensation Committee’s views regarding an NEO’s individual preference for current cash compensation with appropriate retention incentives.
     Base Salary
          Base salary is used to recognize particularly the experience, skills, knowledge and responsibilities required of the NEOs in their roles. In connection with establishing the base salary of each NEO, the Compensation Committee and management considered a number of factors, including the seniority and experience level of the individual, the functional role of his position, the level of the individual’s responsibility, the company’s ability to replace the individual, the past base salary of the individual and the number of well-qualified candidates available in the area. In addition, the Compensation Committee considers publicly available information regarding the base salaries paid to similarly situated executive officers and other competitive market practices.
          The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or any substantial change in responsibilities. Each of the NEO employment agreements establishes a target for annual increase in base salary at 5%, but provides that any increase is at the sole discretion of the Compensation Committee. Each such employment agreement also provides that the base salary is not subject to reduction. The key factors in determining increases in salary level are relative performance and competitive pressures.
     Annual Cash Bonuses
          Annual cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. Bonus opportunities for the NEOs are determined by the Compensation Committee on a discretionary basis and are based on performance criteria, including corporate and individual performance goals and measures, set by the Compensation Committee with the Chief Executive Officer’s input. As more fully described below in “Employment Agreements,” the employment agreements of the NEOs provide for target annual cash bonus amounts as a percentage of base salary.
     Long-Term Incentive Awards
          Main Street’s Board and stockholders have approved the 2008 Equity Incentive Plan to provide stock-based awards as long-term incentive compensation to employees, including the NEOs. The company uses stock-based awards to (i) attract and retain key employees, (ii) motivate employees by means of performance-related incentives to achieve long-range performance goals, (iii) enable employees to participate in the company’s long-term growth and (iv) link employees’ compensation to the long-term interests of stockholders. At the time of each award, the Compensation Committee will determine the terms of the award, including any performance period (or periods) and any performance objectives relating to vesting of the award.
          Options. The Compensation Committee may grant equity options to purchase Main Street’s common stock (including incentive stock options and nonqualified stock options). The Compensation Committee expects that any options granted by it will represent a fixed number of shares of common stock, will have an exercise price equal to the fair market value of common stock on the date of grant, and will be exercisable, or “vested,” at some later time after grant. Some stock options may provide for vesting simply by the grantee remaining employed by Main Street for a period of time, and some may provide for vesting based on the grantee and/or the company attaining specified performance levels. To date the Compensation Committee has not granted any stock options to any NEO.

          Restricted Stock. Main Street has received exemptive relief from the SEC that permits the company to grant restricted stock in exchange for or in recognition of services by its executive officers and employees. Pursuant to the 2008 Equity Incentive Plan, the Compensation Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Compensation Committee determines in its sole discretion, provided that such awards are consistent with the conditions set forth in the SEC’s exemptive order. Each restricted stock grant will be for a fixed number of shares as set forth in an award agreement between the grantee and Main Street. Award agreements will set forth time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights. As more fully described below, each of the NEO employment agreements provides for a target annual restricted stock award or an equitable substitute.
     Other Benefits
          Main Street’s NEOs participate in the same benefit plans and programs as the company’s other employees, including comprehensive medical insurance, comprehensive dental insurance, business travel accident insurance, short term disability coverage, long term disability insurance, and vision care.
          Main Street maintains a 401(k) plan for all full-time employees who are at least 21 years of age through which the company makes non-discretionary matching contributions to each participant’s plan account on the participant’s behalf. For each participating employee, the company’s contribution is generally a match of the employee’s contributions up to a 4.5% contribution level with a maximum annual matching contribution of $10,350 during 2008. All contributions to the plan, including the company’s, vest immediately. The Board of Directors may also, at its sole discretion, make additional contributions to employee 401(k) plan accounts, which would vest on the same basis as other employer contributions.
     Perquisites
          The company provides no other material benefits, perquisites or retirement benefits to the NEOs.
Employment Agreements
          In connection with Main Street’s initial public offering, the company entered into employment agreements with each of its NEOs, other than Mr. Foster, its Chief Executive Officer. Initial terms of the employment agreements extend to December 31, 2010. As the Chairman of the Board of Directors and Chief Executive Officer, Mr. Foster does not have an employment agreement and will serve as an executive officer at the direction and discretion of the Board of Directors. However, Mr. Foster has executed a confidentiality and non-compete agreement with the company. The NEO employment agreements specify an initial base salary which was paid in 2007 and contemplate a 5% target annual increase in base salary (provided that any increase is in the sole discretion of the Compensation Committee).
          Each NEO employment agreement specifies a target discretionary annual bonus as a percentage of his then current base salary based upon achieving the performance objectives established by the Compensation Committee. Under the NEO employment agreements, the applicable NEOs have referenced target bonus amounts for each of the years ending December 31, 2008, 2009 and 2010. The target bonus amounts for Mr. Reppert are 50%, 60% and 70% of his base salary, respectively, for each of those three calendar years. The target bonus amounts for Messrs. Stout, Hartman, Hyzak and Magdol are 40%, 50% and 60% of their base salaries for each of those three calendar years, respectively. The Compensation Committee has established applicable individual performance objectives, and will approve the actual bonus awarded to each NEO annually.
          Each NEO employment agreement also provides for the initial grant of restricted stock in an amount equal to 40,000 shares for Mr. Reppert and 30,000 shares for each of Messrs. Stout, Hartman, Hyzak and Magdol in respect of such executive’s service performed in 2007, including in connection with the successful completion of the company’s initial public offering, and in 2008. As discussed below, initial grants of restricted stock related to this provision were made to the NEOs on July 1, 2008. In addition, the NEO employment agreements provide for targeted annual restricted stock awards for each of calendar years 2009 and 2010 with date of grant valuation of 75%

of base salary for Mr. Reppert and date of grant valuation of 50% of base salaries for each of Messrs. Stout, Hartman, Hyzak and Magdol, in each case subject to the Compensation Committee’s discretion based on the satisfaction of objective, reasonable and attainable performance criteria established by the Compensation Committee. Restricted stock awards will generally vest in equal annual portions over the four years subsequent to the date of grant.
          The NEO employment agreements also provide for certain severance and other benefits upon termination after a change of control or certain other specified termination events. The severance and other benefits in these circumstances are discussed below and reflected in the “Potential Payments upon Termination or Change of Control Table.”
          Mr. Reppert’s employment agreement generally provides for a non-competition period after his voluntary termination or a termination without cause by the company. However, Messrs. Stout, Hartman, Hyzak and Magdol would generally only be subject to the non-competition provisions of their employment agreements in the event they are terminated without cause. The NEO employment agreements also provide for a non-solicitation period after any termination of employment and provide for the protection of Main Street’s confidential information.
Change in Control and Severance
          Upon a change in control, equity-based awards under the 2008 Equity Incentive Plan may vest and/or become immediately exercisable or salable. In addition, upon termination of employment following a change in control, the NEOs who are parties to the NEO employment agreements may be entitled to severance payments.
          2008 Equity Incentive Plan. Upon specified transactions involving a change in control (as defined in the 2008 Equity Incentive Plan), all outstanding awards under the 2008 Equity Incentive Plan may either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute similar awards, the awards held by the plan participants will be subject to accelerated vesting in full and, in the case of options, then terminated to the extent not exercised within a designated time period.
          Transactions involving a “change in control” under the 2008 Equity Incentive Plan include:
•	a consolidation, merger, stock sale or similar transaction or series of related transactions in which Main Street is not the surviving corporation or which results in the acquisition of all or substantially all of the company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert;

•	a sale or transfer of all or substantially all of the company’s assets;

•	Main Street’s dissolution or liquidation; or

•	a change in the membership of the company’s Board of Directors such that the individuals who, as of the effective date of the plan, constitute the Board of Directors, whom are referred to as the Continuing Directors, and any new director whose election or nomination by the Board of Directors was approved by a vote of at least a majority of the Continuing Directors, cease to constitute at least a majority of the Board.
          Severance. Under specified transactions involving a change in control (as defined in each NEO employment agreement), if an NEO who is a party to an NEO employment agreement terminates his employment with Main Street for good reason within one year following such change in control, or if the company terminates or fails to renew the NEO’s employment agreement within the one year commencing with a change in control, he will receive a severance package beginning on the date of termination. The severance package will include a lump-sum payment equal to two or three times, depending upon the NEO’s position, the NEO’s annual salary at that time, plus the NEO’s target bonus compensation as described in the employment agreement, and the company will continue to provide the NEO with certain benefits provided to him immediately prior to the termination as described in the employment agreement for a designated time period.

          Under the employment agreements, a “Change in Control” occurs if:
•	A person or a group acquires ownership of Main Street’s capital stock that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the company’s capital stock;

•	a person or a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of capital stock possessing 30 percent or more of the total voting power of the company’s capital stock;

•	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or

•	a person or a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) company assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the company’s assets immediately prior to such acquisition or acquisitions. Certain transfers of assets are not considered a change in control if transferred to specified parties.
          The rationale behind providing a severance package in certain events is (1) to attract and retain dedicated and talented executives and to provide such executives with reasonable financial remuneration and restitution in the event of dislocation and disruption of employment as a result of involuntary severance, and (2) to maintain and maximize shareholder value through the management team’s commitment and fidelity to the integrity of a change-in-control transaction. For further discussion regarding executive compensation in the event of a termination or change in control, please see the table entitled “Potential Payments upon Termination or Change in Control Table” included in this proxy statement.
Tax Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Main Street’s general policy, where consistent with business objectives, is to preserve the deductibility of executive officer compensation. The Compensation Committee may authorize forms of compensation that might not be deductible if the Compensation Committee deems such to be in the best interests of Main Street and its stockholders. The company had no nondeductible compensation paid to executive officers in 2008.
2008 Compensation Determination
          The Compensation Committee analyzed the competitiveness of the components of compensation described above on both an individual and aggregate basis. The Compensation Committee believes that the total compensation paid to the NEOs for the fiscal year ended December 31, 2008 achieves the overall objectives of Main Street’s executive compensation program.
     Determination of Annual Base Salary
          The Compensation Committee annually reviews the base salary of each executive officer, including each NEO, and determines whether or not to increase it in its sole discretion. Increases to base salary can be awarded to recognize, among other things, relative performance, relative cost of living and competitive pressures. Increases in the 2008 annual base salary of each NEO over his 2007 annualized base salary are based exclusively on the loss by such NEO of certain benefits that were received prior to the company’s initial public offering. Without the adjustments described in the previous sentence, the 2008 base salary of each NEO would have been equal to such NEO’s 2007 annualized base salary.

          Mr. Foster was paid an annual base salary of $353,910 for 2008, an increase of 1.5% over his 2007 annualized base salary.
          Mr. Reppert was paid an annual base salary of $316,410 for 2008, an increase of 1.7% over his 2007 annualized base salary.
          Mr. Stout was paid an annual base salary of $215,160 for 2008, an increase of 2.5% over his 2007 annualized base salary.
          Mr. Hartman was paid an annual base salary of $215,160 for 2008, an increase of 2.5% over his 2007 annualized base salary.
          Mr. Hyzak was paid an annual base salary of $215,160 for 2008, an increase of 2.5% over his 2007 annualized base salary.
          Mr. Magdol was paid an annual base salary of $215,160 for 2008, an increase of 2.5% over his 2007 annualized base salary.
     Determination of Annual Cash Incentive Bonus
          Cash bonuses are determined annually by the Compensation Committee on a discretionary basis. Cash bonuses for 2008 were accrued in 2008 but were determined by the Compensation Committee and paid to NEOs in the first quarter of 2009. The 2008 target cash bonus percentage of base salary for each NEO is presented below as well as the actual cash bonus percentage of base salary for each NEO in 2008. The Compensation Committee, in its sole discretion, may award cash bonuses that exceed cash bonus targets if it believes that the performance of the NEO during the given year merits such a bonus. The company did not pay a cash bonus to any NEO in 2007.

		Actual % of
	Target % of	2008 Salary
Named Executive Officer	2008 Salary	Awarded
Vincent D. Foster	n/a	0%
Todd A. Reppert	50%	36%
Rodger A. Stout	40%	35%
Curtis L. Hartman	40%	35%
Dwayne L. Hyzak	40%	35%
David L. Magdol	40%	35%
          The Compensation Committee considered performance achievements in the determination of cash bonuses for 2008, including company performance and the personal performance of each individual. The performance goals used for determining the cash bonuses for NEOs included, among other things, the following:
•	Maintaining liquidity and capital flexibility to accomplish the company’s business objectives;

•	Maintaining appropriate dividend payouts to stockholders;

•	Maintaining the highest ethical standards, internal controls and adherence to regulatory requirements; and

•	Maintaining reasonable relative overall portfolio performance.
          Based on a recommendation by Mr. Foster in light of the current economic environment, the Compensation Committee did not award Mr. Foster a 2008 cash bonus but will however consider awarding Mr. Foster additional restricted stock in 2009 in lieu thereof. Cash bonuses were paid as shown below to other NEOs for 2008 performance. These bonuses are less than specified in the individual employment contracts of the NEOs but do not reflect negatively on any individual executive’s performance. Instead, these bonus amounts reflect the Compensation Committee’s and the executives’ desire to maintain an appropriate operating cost level in a difficult economic environment.
          Mr. Reppert was paid an annual cash bonus of $115,000 for 2008. This cash bonus recognizes Mr. Reppert’s performance as President and CFO during very turbulent market conditions and particularly his leadership in strengthening the company’s liquidity and capital flexibility.
          Mr. Stout was paid an annual cash bonus of $75,000 for 2008. This cash bonus recognizes Mr. Stout’s management of internal control, financial and accounting responsibilities while transitioning to treasury and compliance accountability.
          Mr. Hartman was paid an annual cash bonus of $75,000 for 2008. This cash bonus recognizes Mr. Hartman’s performance in managing current portfolio investments, executing new investment opportunities and developing and training Main Street personnel.
          Mr. Hyzak was paid an annual cash bonus of $75,000 for 2008. This cash bonus recognizes Mr. Hyzak’s performance in managing current portfolio investments, executing new investment opportunities and developing and training Main Street personnel.
          Mr. Magdol was paid an annual cash bonus of $75,000 for 2008. This cash bonus recognizes Mr. Magdol’s performance in managing current portfolio investments, executing new investment opportunities and developing and training Main Street personnel.
     Determination of Long-Term Incentive Awards
          As contemplated by each NEO’s employment agreement, after approval of the 2008 Equity Incentive Plan by the stockholders, each NEO was granted shares of restricted stock under the plan, effective July 1, 2008. The 2008 target grant amount of restricted shares for each NEO is presented below as well as the actual 2008 grant amount of restricted shares awarded to each NEO. All restricted stock grants to NEOs under the 2008 Equity Incentive Plan vest ratably over four years from the grant date. Messrs. Foster and Reppert recommended that the Compensation Committee reallocate a portion of their individual grants of restricted shares to other company employees, including Messrs. Stout, Hartman, Hyzak and Magdol, for their diligence and dedication in connection with the successful initial public offering of the company in October 2007 and in the implementation of the company’s strategies in 2007 and 2008.

	Target Number of	Actual Number of
Named Executive Officer	Restricted Shares	Restricted Shares Granted
Vincent D. Foster	n/a	30,000
Todd A. Reppert	40,000	30,000
Rodger A. Stout	30,000	35,000
Curtis L. Hartman	30,000	32,500
Dwayne L. Hyzak	30,000	35,000
David L. Magdol	30,000	32,500

COMPENSATION COMMITTEE REPORT
     We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with Main Street’s management and, based on our review and discussions, we recommended to the Board of Directors of Main Street that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE Arthur L. French, Chair Joseph E. Canon William D. Gutermuth

COMPENSATION OF EXECUTIVE OFFICERS
     The following table summarizes compensation of our Chief Executive Officer, our President and Chief Financial Officer and our four highest paid executive officers who did not serve as our Chief Executive Officer or Chief Financial Officer during 2008, all of whom we refer to as our NEOs, for the fiscal year ended December 31, 2008.
Summary Compensation Table

Name and				Stock	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Compensation(4)		Total
Vincent D. Foster	2008	$353,910	n/a	$45,000	$32,400	(5)	$431,310
Chairman & Chief	2007	87,188	n/a	n/a	2,531		89,719
Executive Officer

Todd A. Reppert	2008	$316,410	$115,000	$45,000	$32,400	(6)	$508,810
President & Chief	2007	77,813	n/a	n/a	2,531		80,344
Financial Officer

Rodger A. Stout	2008	$215,160	$75,000	$52,500	$35,072	(7)	$377,732
Chief Compliance Officer, Senior	2007	52,500	n/a	n/a	2,363		54,863
Vice President —Finance and
Administration and Treasurer

Curtis L. Hartman	2008	$215,160	$75,000	$48,750	$33,570	(8)	$372,480
Senior Vice President	2007	52,500	n/a	n/a	2,531		55,031

Dwayne L. Hyzak	2008	$215,160	$75,000	$52,500	$35,407	(9)	$378,067
Senior Vice President	2007	52,500	n/a	n/a	2,531		55,031

David L. Magdol	2008	$215,160	$75,000	$48,750	$33,570	(10)	$372,480
Senior Vice President	2007	52,500	n/a	n/a	2,531		55,031

(1)	The 2007 salary amounts reflect the actual salaries of the NEOs that were in effect during the period from October 4, 2007, the completion of our initial public offering, through December 31, 2007. All executive compensation is paid by one of our wholly owned subsidiaries, Main Street Capital Partners, LLC.

(2)	These amounts reflect annual cash bonuses earned during 2008 by the NEOs and were determined based on individual performance goals adopted by the Compensation Committee. No cash bonuses were paid to NEOs in 2007. All annual cash bonuses are paid by one of our wholly owned subsidiaries, Main Street Capital Partners, LLC.

(3)	These amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of awards granted in 2008 as well as prior fiscal years, if any, as determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note M to the audited consolidated financial statements included in the annual report accompanying this proxy statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our NEOs.

(4)	For 2008, these amounts reflect (i) employer matching contributions we made to our 401(k) Plan and (ii) the dollar value of dividends paid on unvested restricted stock awards. For 2007, these amounts reflect employer matching contributions we made to our 401(k) Plan during the period from October 4, 2007, the completion of our initial public offering, through December 31, 2007. We make matching contributions for each semi-monthly payroll period.

(5)	Includes $10,350 employer matching contributions to our 401(k) Plan and $22,050 dollar value of dividends on unvested restricted stock awards.

(6)	Includes $10,350 employer matching contributions to our 401(k) Plan and $22,050 dollar value of dividends on unvested restricted stock awards.

(7)	Includes $25,725 dollar value of dividends on unvested restricted stock awards.

(8)	Includes $23,888 dollar value of dividends on unvested restricted stock awards.

(9)	Includes $25,725 dollar value of dividends on unvested restricted stock awards.

(10)	Includes $23,888 dollar value of dividends on unvested restricted stock awards.
Grants of Plan-Based Awards
     The following table sets forth information regarding restricted stock awards granted to our NEOs in fiscal 2008:

		Stock
		Awards;	Grant Date
		Number of	Fair Value
		Shares of	of Stock
Name	Grant Date	Stock	Awards
Vincent D. Foster	7/1/08	30,000	$360,000
Todd A. Reppert	7/1/08	30,000	$360,000
Rodger A. Stout	7/1/08	35,000	$420,000
Curtis L. Hartman	7/1/08	32,500	$390,000
Dwayne L. Hyzak	7/1/08	35,000	$420,000
David L. Magdol	7/1/08	32,500	$390,000
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth the awards of restricted stock for which forfeiture provisions were outstanding at December 31, 2008:

	Stock Awards
		Market Value of
	Number of Shares	Shares of
	of Stock that	Stock that have not
Name	have not Vested (1)	Vested (2)
Vincent D. Foster	30,000	$293,100
Todd A. Reppert	30,000	$293,100
Rodger A. Stout	35,000	$341,950
Curtis L. Hartman	32,500	$317,525
Dwayne L. Hyzak	35,000	$341,950
David L. Magdol	32,500	$317,525

(1)	No restricted stock awards have been transferred.

(2)	The market value of shares of stock that have not vested was determined based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2008, which was $9.77.

Potential Payments upon Termination or Change in Control
     Each NEO, other than our Chief Executive Officer (who has signed a non-compete agreement and serves at the discretion of our Board of Directors), is entitled under his employment agreement to certain payments upon termination of employment or in the event of a change in control. The following table sets forth those potential payments as of December 31, 2008 with respect to each applicable NEO:

						Within One Year
					Termination	After Change in
					Without Cause	Control; Termination
				Termination	or Good	Without Cause or
	Benefit	Death(3)	Disability(3)	with Cause(4)	Reason(3)(4)	Good Reason(3)(4)
Todd A. Reppert	Severance(1)	$—	$—	$—	$632,820	$949,230
	Bonus(2)	—	—	—	379,692	569,538
Rodger A. Stout	Severance(1)	—	—	—	322,740	430,320
	Bonus(2)	—	—	—	161,370	215,160
Curtis L. Hartman	Severance(1)	—	—	—	322,740	430,320
	Bonus(2)	—	—	—	161,370	215,160
Dwayne L. Hyzak	Severance(1)	—	—	—	322,740	430,320
	Bonus(2)	—	—	—	161,370	215,160
David L. Magdol	Severance(1)	—	—	—	322,740	430,320
	Bonus(2)	—	—	—	161,370	215,160

(1)	Severance pay includes an NEO’s annual base salary and applicable multiple thereof paid monthly beginning at the time of termination or paid in lump-sum if termination is within one year of a change in control.

(2)	Bonus compensation includes an NEO’s current target annual bonus and applicable multiple thereof paid monthly beginning at the time of termination or paid lump-sum if termination is within one year of a change in control.

(3)	Upon these termination events, the NEO will become fully vested in any previously unvested stock-based compensation.

(4)	For a discussion of how the employment agreements define the term “Change of Control,” see “Compensation Discussion and Analysis—Change in Control and Severance.” The employment agreements define “Cause” as conviction of a felony or other crime of moral turpitude; failure or refusal to perform all duties and obligations; gross negligence or willful misconduct to our material detriment; or the material breach of the employment agreement or any provision of a uniformly applied policy such as our Code of Business Conduct and Ethics. The employment agreements define “Good Reason” as the existence, without the executive’s consent, of any of the following conditions at any time during the two years prior to the executive’s termination: a material diminution in an executive’s base salary, target bonus or authority and duties (not including any position on our Board of Directors); implementation of a requirement that the executive report to an employee or corporate officer rather than directly to the Chairman of the Board and the Chief Executive Officer or a material diminution in the authority and responsibilities of the executive’s supervisor; a material change in the location where the executive’s duties are to be performed; or the material breach by us of the employment agreement, including the failure of any successor to us to assume the terms of the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of our common stock by:
•	each person known to us to beneficially own more than five percent of the outstanding shares of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There is no common stock subject to options that are currently exercisable or exercisable within 60 days of March 20, 2009. Percentage of beneficial ownership is based on 9,076,139 shares of common stock outstanding as of March 20, 2009.
     Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, and maintains an address c/o Main Street Capital Corporation. Our address is 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

	Shares
	Owned Beneficially
Name	Number		Percentage
Independent Directors:
Michael Appling Jr.	19,239		*
Joseph E. Canon	292,620	(1)	3.2%
Arthur L. French	15,487		*
William D. Gutermuth	10,709		*
Interested Directors:
Vincent D. Foster	1,068,785	(2)	11.78%
Todd A. Reppert	654,089	(3)	7.21%
Executive Officers:
Rodger A. Stout	67,537		*
Jason B. Beauvais	9,176		*
Michael S. Galvan	8,575		*
Curtis L. Hartman	227,972	(4)	2.51%
Dwayne L. Hyzak	239,486		2.64%
David L. Magdol	247,767		2.73%
All Directors and Officers as a Group (12 persons)	2,861,443		31.53%

*	Less than 1%

(1)	Includes (i) 63,121 shares of common stock held by the Dodge Jones Foundation for which Mr. Canon has sole voting and investment power as Executive Vice President and (ii) 218,183 shares of common stock held by JMK Investments, LP for which Mr. Canon has shared voting and investment power as co-manager of its general partner. Mr. Canon disclaims beneficial ownership of the securities held by the Dodge Jones Foundation and JMK Investments, LP.

(2)	Includes 7,629 shares of common stock held by Foster Irrevocable Trust for the benefit of Mr. Foster’s children. Although Mr. Foster is not the trustee, and accordingly does not have voting power or dispositive power over these shares, he may from time to time direct the trustee to vote and dispose of these shares. Also includes 2,222 shares and 2,175 shares held in custodial accounts for Mr. Foster’s daughters, Amy Foster and Brittany Foster, respectively.

(3)	Includes 142,387 shares of common stock held by Reppert Investments Limited Partnership which are beneficially owned by Mr. Reppert.

(4)	Includes 188,947 shares of common stock held in margin accounts or otherwise pledged.

     The following table sets forth, as of March 20, 2009, the dollar range of our equity securities that is beneficially owned by each of our directors.

Dollar Range of Equity
Securities Beneficially
Owned(1)(2)(3)
Interested Directors:
Vincent D. Foster	over $100,000
Todd A. Reppert	over $100,000
Independent Directors:
Michael Appling Jr.	over $100,000
Joseph E. Canon	over $100,000
Arthur L. French	over $100,000
William D. Gutermuth	over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

(2)	The dollar range of equity securities beneficially owned by our directors is based on a stock price of $9.47 per share as of March 20, 2009.

(3)	The dollar range of equity securities beneficially owned are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

AUDIT COMMITTEE REPORT
     The Audit Committee is appointed by the Board of Directors to review Main Street Capital Corporation’s financial matters. Each member of the Audit Committee meets the independence requirements established by the 1940 Act and under the applicable listing standards of the Nasdaq Stock Market. The Audit Committee is responsible for the selection, engagement, compensation, retention and oversight of Main Street’s independent registered public accounting firm. We are also responsible for recommending to the Board of Directors that Main Street’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.
     In making our recommendation that Main Street’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, we have taken the following steps:
•	We discussed with Grant Thornton LLP, or Grant Thornton, Main Street’s independent registered public accounting firm for the year ended December 31, 2008, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted periodic executive sessions with Grant Thornton, with no members of Main Street’s management present during those discussions. Grant Thornton did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with us concerning independence, and we discussed with Grant Thornton its independence from Main Street. We also considered whether the provision of nonaudit services to Main Street is compatible with Grant Thornton’s independence.

•	We determined that there were no former Grant Thornton employees, who previously participated in the Main Street audit, engaged in a financial reporting oversight role at Main Street.

•	We reviewed, and discussed with Main Street’s management and Grant Thornton, Main Street’s audited consolidated balance sheet at December 31, 2008, and consolidated statements of income, changes in net assets and cash flows for the year ended December 31, 2008.
     Based on the reviews and actions described above, we recommended to the Board of Directors that Main Street’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE Michael Appling Jr., Chair Joseph E. Canon Arthur L. French

APPROVAL TO AUTHORIZE THE SALE OF COMMON STOCK, WITH APPROVAL OF OUR BOARD
OF DIRECTORS, DURING THE NEXT YEAR AT A PRICE BELOW NET ASSET VALUE PER SHARE
(ITEM 2)
     We are a closed-end investment company that has elected to be regulated as BDC under the 1940 Act. The 1940 Act prohibits us from selling shares of our common stock at a price below the current net asset value per share, or NAV, of such stock, with certain exceptions. One such exception would permit us to sell shares of our common stock during the next year at a price below the then current NAV if our stockholders approve such a sale and our Board of Directors makes certain determinations. Pursuant to this provision and in accordance with the requirements of the 1940 Act, we are seeking the approval of our stockholders so that we may sell or otherwise issue shares of our common stock, in one or more public or private offerings, at a price per share below our then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the anniversary of the date of the 2009 Annual Meeting or the date of our 2010 Annual Meeting, which is expected to be held in June 2010.
     Generally, equity securities sold in public securities offerings are priced based on market prices, rather than NAV. We are seeking the approval of our common stockholders to offer and sell shares of common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit the flexibility in pricing that market conditions generally require.
Reasons to Offer Common Stock below NAV
     Beginning in late 2007, the United States entered a recession. Throughout 2008, the economy continued to deteriorate and many believe that the current recession could continue for an extended period. During 2008, banks and others in the financial services industry reported significant write-downs in the fair value of their assets, which has led to the failure of a number of banks and investment companies, a number of distressed mergers and acquisitions, the government take-over of the nation’s two largest government-sponsored mortgage companies, and the passage of the $700 billion Emergency Economic Stabilization Act of 2008 in October 2008 and the recently enacted $787 billion American Recovery and Reinvestment Act of 2009. In addition, the stock market has declined significantly, with both the S&P 500 and the NASDAQ Global Select Market (on which our stock trades), declining by nearly 40% between December 31, 2007 and December 31, 2008. As the recession deepened during 2008, unemployment rose and consumer confidence declined, which led to significant reductions in spending by both consumers and businesses. All of this has led to significant stock price volatility for capital providers such as Main Street and has made access to capital more challenging for many firms. However, for firms that continue to have access to capital, the current environment may provide more attractive investment opportunities than have been available in recent periods. Our ability to take advantage of these opportunities will depend on our access to equity capital.
     As a BDC and a regulated investment company, or RIC, for tax purposes, Main Street is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents us from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of no more than 1:1, which requires us to finance our investments with at least as much equity as debt in the aggregate. In order to continue to build our investment portfolio, and thereby support or grow our dividends, we endeavor to periodically have access to capital through the public and private equity markets, enabling us to take advantage of favorable investment opportunities as they arise.
     Although our common stock has had a limited trading history, it has traded both at a premium and at a discount in relation to NAV. The possibilities that shares of our common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term are separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether any shares of our common stock issued in the future will trade at, above or below NAV. The following table lists the high and low sales prices for our common stock for each quarter since our initial public offering, and the sales price as a percentage of NAV. On March 20, 2009, the last reported closing sale price of our common stock on the Nasdaq Global Select Market was $9.47 per share.

				Percentage of	Percentage of
		Price Range		High Sales	Low Sales
	NAV(1)	High	Low	Price to NAV(2)	Price to NAV(2)
Year ended December 31, 2009
First Quarter (to March 20, 2009)	*	$10.43	$9.07	*	*
Year ended December 31, 2008
Fourth Quarter	$12.20	$11.95	$8.82	98%	72%
Third Quarter	12.49	14.40	11.38	115	91
Second Quarter	13.02	14.40	10.90	111	84
First Quarter	12.87	14.10	12.75	110	99
Year ended December 31, 2007
October 5, 2007 to December 31, 2007(3)	$12.85	$15.02	$13.60	117%	106%

(1)	Net asset value per share, or NAV, is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period. Net asset value has not yet been determined for the first quarter of 2009.

(2)	Calculated as the respective high or low share price divided by NAV.

(3)	Our stock began trading on the Nasdaq Global Select Market on October 5, 2007.
     The unprecedented nature of the current credit market dislocation and uncertainty surrounding the U.S. economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, our common stock may periodically trade below its NAV, which is not uncommon for business development companies. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of common stock below NAV. We expect to periodically be presented with attractive opportunities that require us to make an investment commitment quickly, and we may be unable to capitalize on investment opportunities presented unless we are able to quickly raise capital. Stockholder approval of the proposal to sell shares below NAV, subject to the conditions detailed below, will provide us with the flexibility to invest in those opportunities.
     In addition, the recently enacted American Recovery and Reinvestment Act of 2009 contained, among other things, a provision that increases the maximum amount of combined small business investment company, or SBIC, leverage (or SBIC leverage cap) from approximately $137 million to $225 million for affiliated SBIC funds. Due to the increase in the maximum amount of SBIC leverage available to affiliated SBIC funds, we, through our wholly-owned subsidiary Main Street Mezzanine Fund, LP (the “Fund”), will now have access to incremental SBIC leverage to support our future investment activities. Since the increase in the SBIC leverage cap applies to affiliated SBIC funds, we will allocate the increased borrowing capacity between the Fund and Main Street Capital II, LP, a privately owned SBIC that we manage and therefore deemed to be affiliated with the Fund for SBIC regulatory purposes. We currently estimate that at least $55 million to $60 million of additional SBIC leverage is now accessible to us, through the Fund, for future investment activities. To fully access such additional SBIC leverage under SBIC regulations, we may be required to further capitalize the Fund. Stockholder approval of the proposal to sell shares below NAV, subject to the conditions detailed below, will provide us with the flexibility in capitalizing the Fund.
     Our Board of Directors believes that having the flexibility to issue our common stock below NAV in certain instances is in the best interests of our stockholders. If we were unable to access the capital markets as attractive investment opportunities arise, our ability to grow over time and continue to pay steady dividends to our stockholders could be adversely affected. It could also have the effect of forcing us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell.

Conditions to Sales Below NAV
     If our stockholders approve this proposal, we will only sell shares of our common stock at a price below NAV if the following conditions are met:
•	a majority of our independent directors who have no financial interest in the sale have approved the sale; and

•	a majority of such directors, who are not interested persons of Main Street, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares or immediately prior to the issuance of such shares, that the price at which such shares are to be sold is not less than a price which closely approximates the market value of those shares, less any underwriting commission or discount.
Key Stockholder Considerations
     Before voting on this proposal or giving proxies with regard to this matter, you should consider the potentially dilutive effect of the issuance of shares of our common stock at less than NAV on the net asset value per outstanding share of common stock. Any sale of our common stock at a price below NAV would result in an immediate dilution to our existing stockholders. This dilution would include reduction in NAV as a result of the issuance of shares at a price below NAV and a proportionately greater decrease in a stockholder’s interest in our earnings and assets and in voting interest than the increase in our assets resulting from such issuance. If this proposal is approved, we will be permitted to sell any amount of our common stock at any discount to our then-current NAV subject to the conditions set forth above; however, our directors will consider the potential dilutive effect of the issuance of shares when considering whether to authorize any such issuance and will act in our and our stockholders best interests in doing so.
     The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of our common stock that may be authorized for issuance, and thus any future issuance of our common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if our current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted. For an illustration on the potential dilutive effect of an offering of our common stock at a price below NAV, please see the table below under the heading “Examples of Dilutive Effect of the Issuance of Shares Below NAV.”
     Any sale of substantial amounts of our common stock or other securities in the open market may adversely affect the market price of our common stock and may adversely affect our ability to obtain future financing in the capital markets. In addition, future sales of our common stock to the public may create a potential market overhang, which is the existence of a large block of shares readily available for sale that could lead the market to discount the value of shares held by other stockholders.
Examples of Dilutive Effect of the Issuance of Shares Below NAV
     The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.
     The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and commissions (a 20% discount from NAV).

		Example 1		Example 2		Example 3
		5% Offering		10% Offering		20% Offering
		at 5% Discount		at 10% Discount		at 20% Discount
	Prior to Sale	Following	%	Following	%	Following	%
	Below NAV	Sale	Change	Sale	Change	Sale	Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.42	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—

Increase in Shares and Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%

Dilution to Stockholder A
Share Dilution
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Outstanding Held by Stockholder A	1.0%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%
NAV Dilution
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
NAV Dilution per Share
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
NAV Dilution per Share Experienced by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage NAV Dilution Experienced by Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%
Required Vote
     Pursuant to the 1940 Act, approval of this proposal requires the affirmative vote of: (1) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are not held by affiliated persons of Main Street, which includes directors, officers, employees, and 5% stockholders.
     For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (A) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities of Main Street are present or represented by proxy; or (B) 50% of the outstanding voting securities of Main Street, whichever is the less. Abstentions and broker non-votes will have the effect of a vote against this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO
AUTHORIZE US, WITH APPROVAL OF OUR BOARD OF DIRECTORS, TO SELL SHARES OF OUR
COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW OUR THEN CURRENT NET
ASSET VALUE PER SHARE.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR YEAR
ENDING DECEMBER 31, 2009
(ITEM 3)
     Our Board of Directors has ratified the decision of the Audit Committee to appoint Grant Thornton LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2009. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Main Street. We expect that representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
     For the years ended December 31, 2008 and December 31, 2007, Main Street incurred the following fees for services provided by Grant Thornton, including expenses:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2008	December 31, 2007 (1)
Audit Fees	$377,775	$990,829
Audit Related Fees	—	$50,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$377,775	$1,040,829

(1)	The fees incurred for 2007 include, in addition to the fees related to the fiscal year 2007 audit, those fees and expenses related to the audits of prior year financial statements in connection with our initial public offering.
     Audit Fees. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.
     Audit Related Fees. Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.
     Tax Fees. Tax fees include corporate and subsidiary compliance and consulting.
     All Other Fees. Fees for other services would include fees for products and services other than the services reported above.
     It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.
     The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2009

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
     We co-invested with Main Street Capital II, LP in several existing portfolio investments prior to our initial public offering (the “IPO”), but did not co-invest with Main Street Capital II, LP subsequent to the IPO and prior to June 2008. In June 2008, we received exemptive relief from the SEC to allow us to resume co-investing with Main Street Capital II, LP in accordance with the terms of such exemptive relief. Main Street Capital II, LP is managed by Main Street Capital Partners, LLC, and Main Street Capital Partners, LLC is wholly owned by us. Main Street Capital II, LP is a privately owned SBIC fund with similar investment objectives to us and which began its investment operations in January 2006. The co-investments among us and Main Street Capital II, LP have all been made at the same time and on the same terms and conditions. The co-investments were also made in accordance with Main Street Capital Partners, LLC’s conflicts policy and in accordance with the applicable SBIC conflict of interest regulations.
     In addition, during the year ended December 31, 2008, one of our wholly owned subsidiaries, Main Street Capital Partners, LLC, received $3.3 million from Main Street Capital II, L.P. for providing investment advisory services to Main Street Capital II, L.P. Messrs. Foster and Reppert control the general partner of Main Street Capital II, L.P.
Review, Approval or Ratification of Transactions with Related Parties
     In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, us, companies controlled by us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our Board of Directors reviews these procedures on an annual basis.
     As required by the Nasdaq Stock Market corporate governance listing standards, the Audit Committee of our Board of Directors is required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K). There have been no transactions with related parties subsequent to our initial public offering.
     In addition, our code of business conduct and ethics, which is applicable to all our all employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests. Our code of business conduct and ethics is available at http://mainstcapital.com under “Governance” in the “Investor Relations” section of our Web site.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the Nasdaq Stock Market. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no such forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2008, except for (i) late filings on Form 4 related to Mr. Foster’s purchases of our common stock on June 27, 2008 and June 30, 2008 and (ii) a late filing on Form 3 related to Mr. Galvan’s appointment as Vice President and Chief Accounting Officer by our Board of Directors on February 6, 2008.

STOCKHOLDERS’ PROPOSALS
     Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2010 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December 25, 2009. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
     In addition, any stockholder who intends to submit a proposal for consideration at our 2010 Annual Meeting, whether or not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our by-laws, such notice must (1) be received at our executive offices no earlier than October 26, 2009, or later than December 25, 2009 and (2) satisfy specified requirements.

By Order of the Board of Directors, JASON B. BEAUVAIS Secretary

Dated: April 24, 2009

PRIVACY NOTICE
     We are committed to protecting your privacy. This privacy notice explains the privacy policies of Main Street and its affiliated companies. This notice supersedes any other privacy notice you may have received from Main Street, and its terms apply both to our current stockholders and to former stockholders as well.
     We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, and number of shares you hold. This information is used only so that we can send you annual reports and other information about us, and send you proxy statements or other information required by law.
     We do not share this information with any non-affiliated third party except as described below.
•	The People and Companies that Make Up Main Street. It is our policy that only our authorized employees who need to know your personal information will have access to it. Our personnel who violate our privacy policy are subject to disciplinary action.

•	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.

•	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

ANNUAL MEETING OF STOCKHOLDERS OF MAIN STREET CAPITAL CORPORATION June 11, 2009 INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER 20630300000000000000 0 061109 1. Election of Directors: O Michael Appling, Jr. O Joseph E. Canon O Arthur L. French O William D. Gutermuth O Vincent D. Foster O Todd A. Reppert FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. 3. 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: FOR AGAINST ABSTAIN
Proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share. Proposal to ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the year ending December 31, 2009. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 MAIN STREET CAPITAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON HELD ON JUNE 11, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Vincent D. Foster and Jason B. Beauvais as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Main Street Capital Corporation held of record by the undersigned on April 15, 2009, at the Annual Meeting of the Stockholders to be held at 1330 Post Oak Boulevard, First Floor Auditorium, Houston, Texas, or any adjournment or postponement thereof. The undersigned acknowledges receipt of Main Street Capital’s Annual Report for the year ended December 31, 2008 and the Notice of 2009 Annual Meeting of Stockholders and related Proxy Statement. This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. The proxy holders named above also will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting. Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse side to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the Proxy Statement and Proxy Voting Instructions. Thank you for voting. (Continued and to be signed on the reverse side) 14475